Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Heliogen, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(7)
Equity	Heliogen, Inc. 2021 Equity Incentive Plan Common Stock, $0.0001 par value per share(2)	Rule 457(c) and (h)	237,852	(3)	$1.41	(5)	$335,371	0.00014760	$49.51
Equity	Heliogen, Inc. 2021 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share(2)	Rule 457(c) and (h)	59,463	(4)	$1.20	(6)	$71,356	0.00014760	$10.54
	TOTAL:		297,315				$406,727		$60.05

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.0001 par value per share (“Common Stock”), of Heliogen, Inc. (the “Registrant”) that become issuable under the Heliogen, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and under the Heliogen, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Each share of common stock registered hereunder includes an associated right (the “Rights”) as set forth in the Rights Agreement, dated as of April 16, 2023, between the registrant and Continental Stock Transfer & Trust Company, as rights agent. Rights are attached to the shares of common stock, will not be offered separately, and are not exercisable until the occurrence of certain events specified in the Rights Agreement. The value attributable to the Rights, if any, is reflected in the value of the common stock.

(3)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2021 Plan on January 1, 2024, pursuant to an “evergreen” provision contained in the 2021 Plan.

(4)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2021 ESPP on January 1, 2024, pursuant to an “evergreen” provision contained in the 2021 ESPP.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $1.41, the average of the high and low price of the Common Stock on March 22, 2024, as reported on the OTCQX, which date is within five business days prior to the filing of this Registration Statement.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on a per share price of $1.20, the average of the high and low price of the Common Stock on March 22, 2024, as reported on the OTCQX, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP. Under the 2021 ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Registrant’s Common Stock on the offering date or the purchase date, whichever is less.

(7)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00014760.